Exhibit 99.1

Glenpointe Centre West
500 Frank W. Burr Blvd.
Teaneck, NJ 07666
FOR IMMEDIATE RELEASE

CONTACT: Gordon Coburn
Chief Financial Officer & Operating Officer
201-678-2712

Investors: Gordon McCoun/Hannah Sloane
Press: Brian Maddox
Financial Dynamics
212-850-5600
hannah.sloane@fd.com

COGNIZANT REPORTS RECORD FIRST QUARTER 2008 RESULTS

Revenue Up 40% Year-over-year and 7% Sequentially

Strong Growth Continues in Europe

Teaneck, NJ – May 7, 2008 – Cognizant Technology Solutions Corporation (NASDAQ: CTSH), a leading provider of IT and business process outsourcing services, today announced its financial results for the first quarter ended March 31, 2008.

Highlights – First Quarter 2008

•	Quarterly revenue increased to $643.1 million, up 40% from the year-ago quarter.

•	Quarterly diluted EPS on a GAAP basis was $0.34, compared to $0.25 in the year-ago quarter.

•

Quarterly diluted EPS on a non-GAAP basis was $0.38, excluding $0.04 of stock-based compensation and stock-based Indian fringe benefit tax expenses, compared to $0.27, excluding stock-based compensation expense of $0.02, in the year ago quarter.

Revenue for the first quarter increased to $643.1 million, up 7.2% from $600.0 million in the fourth quarter of 2007, and up 40% from $460.3 million in the first quarter of 2007. GAAP net income was $101.9 million, or $0.34 per diluted share, compared to $75.4 million, or $0.25 per diluted share, in the first quarter of 2007. GAAP operating margin for the quarter was 17.4%. Excluding stock based compensation expense of $13.0 million and stock-based Indian fringe benefit tax expense of $0.9 million, non-GAAP operating margin was 19.5%, in line with the Company’s targeted 19 to 20% range. Reconciliations of these non-GAAP financial measures to GAAP operating results and diluted EPS are included at the end of this release.

“We are pleased with this quarter, during which we have surpassed our growth targets. The quarter’s results, achieved despite the increased economic uncertainty and challenges in the financial services industry, testify to the resilience of our business model which is diversified across business segments, service offerings and geographic regions,” said Francisco D’Souza, President and CEO of Cognizant. “Our Healthcare, Retail/Manufacturing/Logistics and Other segments all demonstrated sequential growth of approximately 10% or greater and Europe continued to grow well in excess of company average, growing 12% sequentially during the quarter.”

Mr. D’Souza continued, “We have adopted a more cautious view for the remainder of the year to reflect the heightened economic challenges over the past two months. However, we believe that the current environment also presents us with opportunities to help clients in industries such as financial services, healthcare and media adapt to the structural changes that are transforming their industries. In addition, our clients are also seeking cost rationalization solutions in order to compensate for the pressures on their businesses. The investments we’ve made in broadening our service offerings, building deep domain expertise and advanced consulting and analytics capabilities position us well to capitalize on these needs.”

2008 Outlook – Second Quarter & Full Year

Based on current visibility, the Company is now providing the following guidance:

•	Second quarter 2008 revenue anticipated to be at least $680 million.

•

Second quarter 2008 diluted EPS expected to be $0.34 to $0.35 on a GAAP basis, and $0.38 to $0.39 on a non-GAAP basis, which excludes $0.04 of estimated stock-based compensation and stock-based Indian fringe benefit tax expense.

•	Fiscal 2008 revenue is anticipated to be approximately $2.95 billion, up approximately 38% compared to 2007.

•

Fiscal 2008 diluted EPS expected to be approximately $1.50 on a GAAP basis, and $1.67 on a non-GAAP basis, which excludes $0.17 of estimated stock-based compensation and stock-based Indian fringe benefit tax expense.

“We continue to invest across our industries, service-areas and geographies in order to address client needs, enhance our market position, continue to grow and deliver value for shareholders,” said Gordon Coburn, Chief Financial and Operating Officer. “While keeping these goals in mind, we plan to increase resource utilization throughout 2008 in order to optimize efficiency and quality and help us remain flexible within the current environment. As we look ahead, we remain confident that despite near-term challenges in the economy, our strategy and execution excellence will ensure that Cognizant’s growth continues to outpace the industry.”

Conference Call

Cognizant will host a conference call today, May 7, at 8:30 a.m. (ET) to discuss the Company’s quarterly results. To participate in the conference call, domestic callers can dial (800) 374-0467 and international callers can dial (888) 652-6834. The conference call will also be available live via the Internet by accessing the Cognizant web site at www.cognizant.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available by dialing (800) 642-1687 for domestic callers and (706) 645-9291 for international callers and entering “43765301” from two hours after the end of the call until 11:59 p.m. (Eastern) on Wednesday, May 14. The replay will also be available at Cognizant’s web site www.cognizant.com for thirty days following the call.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting and business process outsourcing services. Cognizant’s single-minded passion is to dedicate our global technology and innovation know-how, our industry expertise and worldwide resources to working together with clients to make their businesses stronger. With more than 40 global delivery centers and 58,000 employees as of March 31, 2008, we combine a unique onsite/offshore delivery model infused by a distinct culture of customer satisfaction. A member of the NASDAQ-100 Index and S&P 500 Index, Cognizant is a Forbes Global 2000 company and a member of the Fortune 1000 and is ranked among the top information technology companies in BusinessWeek’s Info Tech 100, Hot Growth and Top 50 Performers listings. Visit us online at www.cognizant.com.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

About Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with GAAP, this press release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: non-GAAP income from operations, non-GAAP operating margin and non-GAAP diluted earnings per share. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures, the financial statements prepared in accordance with GAAP and reconciliations of Cognizant’s GAAP financial statements to such non-GAAP measures should be carefully evaluated.

We seek to manage the company to targeted operating margin, excluding stock-based compensation costs and stock-based Indian fringe benefit tax expense, of 19% to 20% of revenues. Accordingly, we believe that non-GAAP operating margin and non-GAAP diluted earnings per share, excluding stock-based compensation costs and stock-based Indian fringe benefit tax expense, are meaningful measures for investors to evaluate our financial performance. For our internal management reporting and budgeting purposes, we use financial statements that do not include stock-based compensation expense and stock-based Indian fringe benefit tax expense for financial and operational decision making, to evaluate period-to-period comparisons and for making comparisons of our operating results to that of our competitors. Moreover, because of varying available valuation methodologies and the variety of award types that companies can use under FAS 123R, we believe that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make additional comparisons between our operating results to those of other companies. Accordingly, we believe that the presentation of non-GAAP operating margin and non-GAAP diluted earnings per share, when read in conjunction with our reported GAAP results, can provide useful supplemental information to our management and investors regarding financial and business trends relating to our financial condition and results of operations.

A limitation of using non-GAAP operating margin and non-GAAP diluted earnings per share versus operating margin and diluted earnings per share calculated in accordance with GAAP is that non-GAAP operating margin and non-GAAP diluted earnings per share exclude costs, namely, stock-based compensation and stock-based Indian fringe benefit tax expense, that are recurring. Stock-based compensation and the related stock-based Indian fringe benefit tax expense will continue to be for the foreseeable future a significant recurring expense in our business. In addition, other companies may calculate non-GAAP financial measures differently than us, thereby limiting the usefulness of these non-GAAP financial measures as a comparative tool. We compensate for this limitation by providing specific information regarding the GAAP amounts excluded from non-GAAP operating margin and non-GAAP diluted earnings per share and evaluating such non-GAAP financial measures with financial measures calculated in accordance with GAAP.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues	$643,106	$460,270

Operating Expenses:

Cost of revenues (exclusive of depreciation and amortization expense shown separately below)	366,265	254,909
Selling, general and administrative expenses	148,853	109,499
Depreciation and amortization expense	16,293	12,260

Income from operations	111,695	83,602

Other income (expense), net:
Interest income	6,220	6,671
Other income / (expense)	3,954	(17)

Total other income / (expense), net	10,174	6,654

Income before provision for income taxes	121,869	90,256

Provision for income taxes	19,996	14,810

Net income	$101,873	$75,446

Basic earnings per share	$0.35	$0.26

Diluted earnings per share	$0.34	$0.25

Weighted average number of common shares outstanding	288,171	285,804

Weighted average number of common and dilutive shares outstanding	299,052	303,516

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(In thousands)

	March 31,	December 31,
	2008	2007
Assets
Current Assets		`
Cash and cash equivalents	$449,739	$339,845
Short-term investments	25,208	330,580
Trade accounts receivable, net of allowances of $7,698 and $6,339, respectively	452,657	382,960
Unbilled accounts receivable	66,739	53,496
Deferred income tax assets	67,443	75,470
Other current assets	54,635	59,828

Total Current Assets	1,116,421	1,242,179
Property and equipment, net	393,251	356,047
Long-term investments	170,421	—
Goodwill	151,380	148,789
Other Intangible assets, net	44,580	45,565
Deferred income tax assets, net	30,500	11,949
Other assets	35,104	33,777

Total Assets	$1,941,657	$1,838,306

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$47,450	$36,176
Deferred revenue	26,372	29,020
Accrued expenses and other liabilities	238,838	275,488

Total Current Liabilities	312,660	340,684
Deferred income tax liabilities, net	12,502	15,145
Other noncurrent liabilities	15,469	14,267

Total Liabilities	340,631	370,096

Stockholders’ Equity	1,601,026	1,468,210

Total Liabilities and Stockholders’ Equity	$1,941,657	$1,838,306

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

(In thousands, except per share data)

	Three Months Ended March 31,				Three Months Ended March 31,
	2008 GAAP	2008 Adjustments		2008 Non-GAAP	2007 GAAP	2007 Adjustments		2007 Non-GAAP
Income from operations	$111,695	$13,901	(a)	$125,596	$83,602	$7,438	(c)	$91,040

Operating margin	17.4%	2.1%	(a)	19.5%	18.2%	1.6%	(c)	19.8%

Diluted earnings per share	$0.34	$0.04	(b)	$0.38	$0.25	$0.02	(d)	$0.27

Notes:

(a)	Adjustment to exclude stock-based compensation of $12,984 and stock-based Indian fringe benefit tax expense of $917 from income from operations of which $5,946 was reported in cost of revenues and $7,955 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(b)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit and stock-based Indian fringe benefit tax expense. The stock-based Indian fringe benefit tax expense is a nondeductible expense since the cost is recovered from employees.
(c)	Adjustment to exclude stock-based compensation of $7,438 from income from operations of which $3,268 was reported in cost of revenues and $4,170 was reported in selling, general and administrative expenses in our unaudited condensed consolidated statements of operations.
(d)	Adjustment to exclude the per share effect of stock-based compensation expense net of the related tax benefit.